Exhibit 10.2

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”), effective as of October 13, 2022, is between INVIVYD, INC. a Delaware corporation having a place of business at 1601 Trapelo Road, Suite 178, Waltham, MA 02451, and its successors or assignees (“Invivyd” or the “Company”) and Fred Driscoll, having a place of business at [***] (“Consultant”).

WHEREAS, Invivyd desires to retain Consultant as an independent contractor to perform consulting services for Invivyd as further detailed herein; and

WHEREAS, Consultant is willing to perform the services, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. ENGAGEMENT OF SERVICES. Consultant will provide financial consulting for the Company (the “Services”), as more fully described in a written Statement of Work made and agreed to by Company and Consultant from time to time during the term of this Agreement, in the format attached hereto as Exhibit A (each, a “SOW”). To the extent a SOW is not inconsistent with this Agreement, and after acceptance by Company, each such SOW shall be deemed incorporated into this Agreement with respect to scope of work, time for performance and cost of Services only. Consultant agrees to exercise diligence and the highest degree of professionalism in providing Services under this Agreement. Consultant shall perform all Services in compliance with all Applicable Laws. “Applicable Laws” means the laws, statutes, rules, or regulations applicable to a party’s activities to be performed under this Agreement including, but not limited to, the Federal Food, Drug, and Cosmetic Act, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a- 7b(a)), the criminal Health Care Fraud laws (18 U.S.C. §§ 286, 287, 1347, 1349), the Patient Protection and Affordable Care Act of 2010 (42 U.S.C, § 18001 et seq.), the Federal Sunshine Law, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the U.S. Foreign Corrupt Practices Act and any other anti-bribery and anti-corruption laws, state and federal licensure laws, the regulations promulgated pursuant to such laws, and any other similar state or federal law.

2. COMPENSATION; EXPENSES.

2.1 Compensation for Services provided shall be paid as set forth in each approved SOW and paid in US Dollars. Consultant shall be paid for actual Services completed.

2.2 Consultant shall be reimbursed for all reasonable, appropriate, or necessary travel and other out-of-pocket expenses incurred in the performance of its duties hereunder upon submission and approval of written statements and bills in accordance with the then regular reimbursement procedures of Company. Prior written consent of Company is required for any expenses in excess of $1,000.00. Company or its authorized agents shall have the right to audit relevant financial documentation to verify amounts billed at any time upon request by Company.

Invivyd, Inc. - Consulting Agreement

2.3 Unless requested otherwise by the Company or its agents, Consultant shall submit monthly invoices to Invivyd. All invoices submitted by Consultant to Invivyd under this Agreement shall (i) be sufficiently detailed, include a description of all Services performed and the amount due for the Services, (ii) reference the applicable engagement, (iii) be clearly marked as an “Invoice”, and (iv) contain an invoice number. The invoice submitted by Consultant shall also include an itemized list of any expenses incurred in performance of the Services under the Agreement and all documentation for expenses. If the Company provides Consultant an expense form to complete in connection with the Services performed, this form must be completed by Consultant and submitted to the Company as part of the invoice. The Company shall pay the amount of each invoice received from Consultant within forty-five (45) days of its receipt by the Company, unless the Company has notified consultant within such forty-five (45) day period that it disputes any particular invoiced item(s), which dispute the parties shall attempt in good faith to resolve. The Company reserves the right to decline to pay on invoices more than ninety (90) days after an expense has been incurred. In no event will the Company pay on invoices submitted more than one hundred eighty (180) days after an expense has been incurred. All invoices shall be emailed to: AP@Invivyd.com for processing. The payment thereof shall constitute full payment for Services to Company during the term of this Agreement, and Consultant shall not receive any additional benefits or compensation for the Services. Payment for Services performed under this Agreement shall be subject to the completion of such Services to the reasonable satisfaction of Company.

2.4 At such times and intervals as Company may require, Consultant shall provide Company with timely reports (and supporting documentation, if requested) of any payments made to health care providers, including, but not limited to, physicians, nurses, hospitals, pharmacies and health plans, in connection with Consultant’s performance of the Services hereunder to allow Company to meet applicable federal and/or state law reporting requirements. Reportable payments shall include, but are not limited to, fees or honoraria paid for services, meals provided and reimbursed travel, lodging and meals expenses. Consultant consents to Company’s disclosure of such fees and expenses from time to time, if and when required by law or government regulation thereunder, without any further notification to Consultant.

3. INDEPENDENT CONTRACTOR RELATIONSHIP. Consultant’s relationship with Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of Company and is not authorized to make any representation, contract, or commitment on behalf of Company. Consultant is not entitled to and will be excluded from participating in any of Company’s fringe benefit plans or programs as a result of the performance of the Services, including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by Company to its employees (and Consultant waives the right to receive any such benefits). Consultant agrees, as an independent contractor, that Consultant is not entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits from Company in the event Consultant is injured in any manner or becomes ill while performing the Services under this Agreement. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of Services and receipt of fees under this Agreement. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant, its agents or employees under this Agreement.

4. INSURANCE. Consultant is responsible for providing and maintaining during the term of this Agreement all appropriate insurance coverage required by applicable federal and state laws and shall produce a certificate of such insurance at Company’s request.

5. CONFLICTS OF INTEREST. Consultant represents and warrants that he or she is authorized to enter into this Agreement and is not a party to any other agreement or under any obligation to any third party which would prevent Consultant from entering into this Agreement or from performing Consultant’s obligation hereunder. Consultant further represents and warrants that there is no conflict of interest in Consultant’s other contracts for services or other employment, if any, with the Services to be provided pursuant to this Agreement and that Consultant will ensure that no such conflict arises during the term of this Agreement. If required to do so, Consultant has obtained all consents or permissions to enter into this Agreement.

6. CONFIDENTIAL INFORMATION.

6.1 Company Confidential Information. Consultant agrees during the term of this Agreement and thereafter that Consultant will take all steps reasonably necessary to hold Company’s Confidential Information (as defined below) in trust and confidence, will not use Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Confidential Information to any third party without first obtaining Company’s express written consent on a case-by-case basis. Consultant will have its directors, officers, employees, collaborators, and agents (“Personnel”) who have access to Confidential Information enter into confidentiality obligations that are substantially similar to this Agreement. Consultant shall be responsible for any breach of this Agreement by Consultant’s Personnel. Consultant shall notify Company immediately in writing upon any loss, misuse, misappropriation or other unauthorized disclosure of Company Confidential Information by Consultant or Consultant’s Personnel. “Confidential Information” means any oral, written, graphic or machine-readable information including, but not limited to: that which relates to patents, patent applications, trade secrets, inventions; research; product plans, products, developments, processes, designs, drawings, engineering, formulae; markets, regulatory information, medical reports; all clinical data and analysis and current and concluded clinical trials and studies; reagents, cell lines, genes, gene haplotypes and gene sequences, assays, biological materials, chemical formulas, chemical compounds; business plans, agreements with third parties, services, customers, marketing or finances of Company or other scientific, technical, financial, trade, or business information, of which Confidential Information is designated in writing or marked as being confidential or proprietary, or is disclosed under conditions that reasonably indicate that Company intended such information to be confidential. Notwithstanding the other provisions of this Agreement, Confidential Information shall not include information that Consultant can demonstrate by competent written evidence: (i) has been published or is otherwise readily available to the public other than by a breach of this Agreement; (ii) is known by Consultant at the time of receiving such information, as evidenced by Consultant’s pre-existing written records; (iii) has been received by Consultant from a third party as a matter of right and without confidentiality limitations; or (iv) is independently developed by Consultant without aid, use or benefit of Confidential Information. Notwithstanding the provisions of this Section 6.1, Consultant may disclose Confidential Information, without violating its obligations under this Agreement, to the extent the disclosure is required by a valid order of a court or other governmental body of competent jurisdiction or is otherwise required by law or regulation, provided, that, Consultant shall give reasonable prior written notice to Company of such required disclosure and, at Company’s request and expense, shall cooperate with Company’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required, and/or to obtain other confidential treatment of such Confidential Information. In any event, Consultant shall disclose only that portion of the Confidential Information that is legally required to be disclosed.

6.2 Third Party Information. Consultant understands that Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or to use, except in connection with Consultant’s work for Company, Third Party Information unless expressly authorized in writing by an officer of Company.

6.3 Confidential Information of Others. Consultant agrees not to disclose to Company, bring onto Company’s premises, or induce Company to use any confidential information that belongs to anyone other than Company or Consultant. The performance by Consultant of the Services does not and will not breach any agreement which obligates Consultant to keep in confidence any confidential or proprietary information of any third party or to refrain from competing, directly or indirectly, with the business of any third party. Additionally, Consultant represents and warrants that Consultant’s performance of the Services hereunder does and will not infringe upon any patient privacy or intellectual property rights.

6.4 Securities Laws. United States securities laws prohibit any person who is given access to material, non-public information concerning a publicly traded company from purchasing or selling securities in that company or from communicating the information to any other person who is likely to purchase or sell securities of that company. In connection with this Agreement, Consultant may have access to information that is considered material, non-public information and Consultant agrees not to use, or cause any other person to use, such information to purchase or sell securities in any publicly traded company.

7. WORK PRODUCT AND INTELLECTUAL PROPERTY RIGHTS.

7.1 Disclosure of Work Product. As used in this Agreement, the term “Work Product” includes, but is not limited to, any trade secrets, ideas, inventions (whether patentable or unpatentable), chemical and biological materials, samples of assay components, mask works, processes, procedures, formulations, formulas, software source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, trademarks, manufacturing techniques, clinical trial designs or other copyrightable or patentable works. Consultant agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product which is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any work or Services performed for Company (“Company Work Product”).

7.2 Assignment of Company Work Product. Consultant irrevocably assigns to Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). Consultant represents and warrants that Consultant Personnel performing any of the Services hereunder are obligated, pursuant to written agreement, to assign to Consultant any rights that they may have in any Company Work Product, such that Consultant is able to assign such rights to Company hereunder.

7.3 No Conflicting Obligations. Consultant agrees that he or she will not perform any Services for Company which would conflict with any agreement or obligation of Consultant or which would cause or result in any other person or entity having any ownership interest in any intellectual property of Company, and will promptly notify Company in writing in the event that any proposed Services may conflict with any such agreement or obligation, or result in such person or entity having any ownership interest.

7.4 Waiver or Assignment of Other Rights. If Consultant has any rights to Company Work Product that cannot be assigned to Company, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Company with respect to such rights, and agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights. If Consultant has any right to the Company Work Product that cannot be assigned to Company or waived by Consultant, Consultant unconditionally and irrevocably grants to Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

7.5 Procurement and Enforcement of Proprietary Rights. Consultant will assist Company, both during and after the term of this Agreement, in procuring, maintaining and enforcing any United States and foreign Proprietary Rights relating to Company Work Product in any and all countries. To that end Consultant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Consultant will execute, verify and deliver assignments of such Proprietary Rights to Company or its designee. Consultant’s obligation to assist Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but Company shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in this Section 7.5, Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant.

7.6 Consultant Property. Consultant will, however, retain full ownership rights in and to all templates, programs and other materials developed by Consultant or obtained or licensed from third parties by Consultant (“Consultant Property”) prior to or independent of the Services and without use of or reliance upon Company’s Confidential Information, regardless of whether such Consultant Property is used in the performance of the Services. Consultant hereby grants to Company a perpetual, non-exclusive, royalty-free, irrevocable, fully paid-up worldwide license to use Consultant Property solely to the extent required for Company’s use of the Company Work Products.

8. CONSULTANT REPRESENTATIONS AND WARRANTIES.

8.1 Consultant hereby represents and warrants that (a) the Company Work Product will be an original work of Consultant and any third parties will have executed assignment of rights reasonably acceptable to Company; (b) neither the Company Work Product nor any element thereof will infringe the Proprietary Rights of any third party; (c) neither the Company Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (d) Consultant will not grant, directly or indirectly, any rights or interest whatsoever in the Company Work Product to third parties; (e) Consultant has full right and power to enter into and perform this Agreement without the consent of any third party; and (f) Consultant will take all necessary precautions to prevent injury to any persons (including employees of Company) or damage to property (including Company’s property) during the term of this Agreement.

8.2 Consultant shall ensure that all statements and claims regarding Company’s products made or proposed by Consultant in connection with the Services, including intended use, efficacy and safety, are consistent with Applicable Laws and the requirements of any applicable Regulatory Authority (as defined below) and are accurate, truthful and fairly balanced. Consultant shall not make any representation, statement, warranty or guaranty, oral or written, with respect to any Company product that is inconsistent with Applicable Laws or such applicable Regulatory Authority, that is deceptive or misleading in any way, or that disparages Company or any Company product. “Regulatory Authority” means any United States federal, state, or local government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body with responsibility for granting approvals necessary for the marketing of or having other legal or regulatory authority over a product of Company involved in the Services, including the U.S. Food and Drug Administration.

8.3 Consultant represents and warrants that neither Consultant nor any of Consultant’s Personnel used in connection with the Services is Debarred/Excluded (as defined below). In advance of any Consultant Personnel performing any Services under this Agreement, Consultant shall check the Debarment/Exclusion status of each such Consultant Personnel and confirm that such Consultant Personnel is not Debarred/Excluded and shall confirm such status at least annually thereafter. Upon discovering that Consultant or any Consultant Personnel is Debarred/Excluded, Consultant shall immediately notify Company and remove such Consultant Personnel from having any responsibilities relating to the Services. “Debarred/Excluded” means debarred or suspended under 21 U.S.C. §335(a) or (b), excluded from participation in a federal health care program (e.g., Medicare, Medicaid), debarred from federal contracting, or convicted of or pled nolo contendere to any felony or any federal or state legal violation (including misdemeanors) relating to health care products or services or fraud.

8.4 If, during the term of this Agreement, all or part of the above representations and warranties in this Section 8 cease to be accurate, Consultant shall immediately notify Company of such circumstance, and, at Company’s option, this Agreement shall terminate as of the first date of such noncompliance.

9. NOTICE OF GOVERNMENT INQUIRY. Consultant shall immediately notify Company, and provide Company with a copy, of any communication, correspondence or inquiry of any type, including, but not limited to, a subpoena, civil investigative demand, congressional inquiry letter, untitled letter or warning letter, from any federal, state or local governmental entity, Regulatory Authority or any other individual or party related in any way to Company, Company’s products, the Services, or this Agreement. This Section survives expiration or termination of the Agreement.

10. INDEMNIFICATION. Consultant will indemnify and hold harmless Company, its officers, directors, employees, sublicensees, customers and agents from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) which result from and with respect to any and all third-party claims of any kind based on (i) any act or omission or willful misconduct of Consultant or any of Consultant’s Personnel under or in connection with Consultant’s obligations hereunder; (ii) a breach or alleged breach of any representation or warranty of Consultant set forth in Section 8 of this Agreement; or (iii) any infringement of any patent, trade secret, copyright, trademark or any other proprietary right of any person by the Company’s use of the Company Work Product.

11. TERM AND TERMINATION.

11.1 Term. The term of this Agreement will begin effective as of October 13, 2022 and will continue until terminated in accordance with this Agreement. Notwithstanding the foregoing, this Agreement shall not expire, but shall continue in full force and effect until Consultant’s completion of any unperformed obligations under any SOW executed prior to the date upon which the Agreement would otherwise have expired. During the Term and for a period of one (1) year thereafter, Consultant shall not, without Company’s prior written approval, perform any Services for any third party that develops or commercializes products directly in competition with any Company product that is related to a SOW or Services performed thereunder.

11.2 Termination by Company. Company may terminate this Agreement or any SOW at its convenience and without any breach by Consultant upon ten (10) days’ prior written notice to Consultant. Company may also terminate this Agreement immediately in its sole discretion if Consultant refuses to, or is unable to, perform or is otherwise in default in its performance of, the Services or is in breach of any material provision of this Agreement.

11.3 Termination by Consultant. Consultant may terminate this Agreement or any SOW upon thirty (30) days’ prior written notice to Company.

11.4 Return of Company Property. Immediately upon notice of termination of the Agreement (or earlier if requested by Company), Consultant shall cease work and deliver to Company any and all (including copies thereof) work in progress, Company-owned materials and/or equipment, including all material containing or disclosing any Company Work Product, Third Party Information or Company Confidential Information.

12. GENERAL PROVISIONS.

12.1 Governing Law. This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, USA, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. Consultant hereby expressly consents to the personal jurisdiction of the state and federal courts located in Massachusetts for any lawsuit filed there against Consultant by Company arising from or related to this Agreement.

12.2 Non-solicitation. Consultant agrees that during the term of this Agreement, and for one year thereafter, Consultant will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her, its or their relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

12.3 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

12.4 No Assignment; Subcontracting. This Agreement may not be assigned by Consultant without Company’s consent, and any such attempted assignment shall be void and of no effect. Consultant may not subcontract or otherwise delegate its obligations under this Agreement without Company’s prior written consent, which consent may be withheld in Company’s sole discretion.

12.5 Notices. All notices, requests and other communications under this Agreement must be in writing, and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. The mailing address for notice to either party will be the address shown on the signature page of this Agreement. Either party may change its mailing address by notice as provided by this Section 12.5.

12.6 Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to Company for which there may be no adequate remedy at law, and Company is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

12.7 Survival. The following provisions shall survive expiration or termination of this Agreement: Sections 6 through 12.

12.8 Waiver. No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right. Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.9 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. The terms of this Agreement will govern all Services undertaken by Consultant for Company.

12.10 Execution in Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which will be an original, and all of which together will constitute one and the same instrument. The parties agree that electronic signatures shall be deemed originals.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Consulting Services Agreement to be executed by their duly authorized representative.

COMPANY:

INVIVYD, INC.

By:	/s/ Julie Green
Name: Julie Green
Title: Senior Vice President, Human Resources

CONSULTANT:

By:	/s/ Fred Driscoll
Name: Fred Driscoll

EXHIBIT A

STATEMENT OF WORK #1

This Statement of Work #1 (“SOW #1”), effective as of October 13, 2022 (the “Effective Date”), is made by and between INVIVYD, INC., a Delaware corporation and its successors or assignees (“Company”) and Fred Driscoll. (“Consultant”).

Consultant and Company are parties to that certain Consulting Services Agreement, effective as of October 13, 2022 (the “Agreement”). Consultant shall perform for Company the services specifically described herein (the “Services”). This SOW #1 is incorporated into the Agreement and expressly made a part thereof and, thus, subject to the terms and conditions of the Agreement.

SERVICES

The Services shall include duties and responsibilities of an interim Chief Financial Officer, or other services reasonably requested by the CEO or the Board

FEES

Cash Fee: Consultant’s fee for the Services provided under this SOW #1 shall be $50,000 per month.

Reimbursements: Consultant shall submit an invoice to Company related to the Services provided to Company and any appropriate, reimbursable expenses. Company will issue payment for the invoice within forty-five (45) days of receipt of an invoice. All invoices shall be submitted and paid in accordance with Section 2.3 of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Statement of Work #1 to be executed by their duly authorized representative.

COMPANY:

INVIVYD, INC.

By:	/s/ Julie Green
Name: Julie Green
Title: Senior Vice President, Human Resources

CONSULTANT:

By:	/s/ Fred Driscoll
Name: Fred Driscoll

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